Exhibit 99.1

Nexalin Techn ology Regains Compliance with Nasdaq Continued Listing Requirements

HOUSTON, TEXAS, April 25, 2024 (GLOBE NEWSWIRE) -- Nexalin Technology, Inc. (the “Company” or “Nexalin”) (Nasdaq: NXL; NXLIW) announced that the Company received notice from The Nasdaq Stock Market (“Nasdaq”) on April 23, 2024, notifying the Company that it has regained compliance with Nasdaq’s minimum bid price requirement under Nasdaq Rule 5550(a)(2).

Mark White, CEO of Nexalin, stated, “We remain committed to our mission of revolutionizing the treatment of mental health and neurological conditions through our safe, non-invasive, and drug-free neurostimulation technology. We believe our Nasdaq listing provides us with much greater exposure within the investment community, which is particularly important given the positive ongoing developments and anticipated upcoming milestones. I would like to extend my gratitude to our shareholders for your continued support and confidence in Nexalin’s vision and capabilities.”

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely help combat the ongoing global mental health epidemic. All of Nexalin’s products are believed to be non-invasive and undetectable to the human body and developed to provide relief to those afflicted with mental health issues. Nexalin utilizes bioelectronic medical technology to treat mental health issues. Nexalin believes its neurostimulation medical devices can penetrate structures deep in the mid-brain that are associated with mental health disorders. Nexalin believes the deeper penetrating waveform in its next-generation devices will generate enhanced patient response without any adverse side effects. The Nexalin Gen-2 15 milliamp neurostimulation device was recently approved in Oman and China. Additional information about the Company is available at: https://nexalin.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” These statements relate to future events or Nexalin’s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that Nexalin or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or Nexalin’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Report on Form 10-K for the year ended December 31, 2023 and other filings as filed with the Securities and Exchange Commission. Copies of such filings are available on the SEC’s website, www.sec.gov. Such forward-looking statements are made as of the date hereof and may become outdated over time. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.